Exhibit 10.1

June 5, 2020

Vincent Pangrazio

Re:      Offer of Employment

Dear Vincent:

SiTime Corporation (“SiTime” or the “Company”) is pleased to offer you a regular full-time employment position as Executive Vice President, Chief Legal Officer & Corporate Secretary reporting to Rajesh Vashist, Chief Executive Officer. Your anticipated start date is Monday, June 8, 2020. Congratulations!

At SiTime, we believe in the principles of being creative, courageous, relentless, authentic, leaders, and a team. We believe employees who practice behaviors that align with these principles contribute greatly to the company’s success.

Your compensation will include an annual base salary of $330,000, (paid semi-monthly at a rate of $13,750), less applicable payroll deductions and all required withholdings.

You will be eligible to participate in the executive bonus plan once the plan has been finalized.

Subject to approval of the Board of Directors of the Company or a committee thereof (the “Board”), the Company will grant you an award of 4,000 fully vested Restricted Stock Units (“RSUs”) and 106,000 unvested RSUs to vest as described herein, following your commencement of employment pursuant to this offer. The awards will be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan (the “Plan”) and standard form of time-based RSU agreement under the Plan. The 106,000 unvested RSUs will vest quarterly, on February 20, May 20, August 20 and November 20, with the first 20% of such RSUs vesting on the quarterly vest date which lands within the calendar quarter that contains the one year anniversary of your start date and 1/20 vesting on each quarterly vesting date thereafter, subject to your continued employment with the Company through the applicable vesting dates. Upon vesting, RSUs are paid in shares of Company common stock on a one-for-one basis, subject to applicable withholding taxes.

You will also be eligible for change in control severance benefits under the terms of a Change of Control and Severance Agreement substantially in the form attached to this offer letter as Exhibit A, subject to approval of the Board of Directors of the Company.

As a full time, regular employee of SiTime, you will be eligible to participate in our benefits programs. Benefits become effective on the first day of the month following date of hire. These programs will be outlined for you when you begin your employment.

SiTime helps employees reach their financial retirement goals by offering a 401 (k) Plan with an employer match that vest immediately. Eligibility, enrollment timeframe, and other plan information will be provided during orientation.

5451 Patrick Henry Drive, Santa Clara, California 95054 • 408.328.4400 • sitime.com

Your continued employment is also contingent upon reading and signing the Proprietary Information and Invention Assignment Agreement. Please review and sign this document within your first week of employment with SiTime.

SiTime is an at-will employer and this offer of employment does not constitute a contract of employment. If employed by SiTime, your employment is for no definite or determinable period and may be terminated at any time, with or without prior notice, at the option of either you or the company, and not for a specified duration.

This offer of full-time employment replaces and supersedes all other service agreements and compensation arrangements between you and the Company, including your engagement letter-agreement with the Company, dated March 12, 2020 (the “Consulting Agreement”) and your Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement, dated March 12, 2020 (the “Prior Award”). Accordingly, you agree and acknowledge that your Consulting Agreement and Prior Award will be terminated effective upon your commencement of employment and that your 3,000 remaining and unvested Company restricted stock units will be forfeited without the benefit of any consideration notwithstanding your continued service with the Company.

This offer is contingent upon successfully passing a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify within the first three days of employment an individual’s employment eligibility in the United States. Documentation acceptable by the Immigration and Naturalization Service is listed on the attached I-9 Employment Eligibility Verification Form. To insure compliance with the Act, please bring original copies of your documentation on your first day of employment. All job offers are contingent upon successful completion of the I-9 verification process.

This offer will expire on June 5, 2020 if not accepted, signed and returned to SiTime Corporation by this date.

We are excited to offer you the challenge of contributing to SiTime’s growth. It is our sincere wish and intention that you find your experience here exciting and rewarding.

Sincerely,

/s/ Rajesh Vashist

CEO

5451 Patrick Henry Drive, Santa Clara, California 95054 • 408.328.4400 • sitime.com

I have read and accept the above offer of employment:

Accepted by:	/s/ Vincent Pangrazio	6/5/2020
	Vincent Pangrazio	Date

Start Date:	June 8, 2020

Enclosures:	SiTime Confidential Information and Invention Assignment Agreement I-9 Employment Eligibility Verification Form

5451 Patrick Henry Drive, Santa Clara, California 95054 • 408.328.4400 • sitime.com